Exhibit 99.1

Cue Biopharma Announces $50.0 Million Private Placement

BOSTON, MA, July 9, 2026 – Cue Biopharma, Inc. (Nasdaq: CUE), a clinical stage biopharmaceutical company focused on developing transformative therapies targeting functional cures for immunological disorders, today announced that it has entered into a securities purchase agreement with a group of accredited investors for the private placement of (i) 1,418,071 shares of common stock at a purchase price of $33.21 per share and (ii) to certain investors, in lieu of shares of common stock, pre-funded warrants to purchase up to 87,500 shares of common stock at a price per pre-funded warrant of $33.209, for gross proceeds of approximately $50.0 million.

The private placement is expected to close on or about July 13, 2026, subject to the satisfaction of customary closing conditions. The pre-funded warrants will have an exercise price of $0.001 per share, be immediately exercisable, and remain exercisable until exercised in full.

The private placement was led by Cormorant Asset Management, with participation from additional new investment funds including Columbia Threadneedle Investments.

The Company intends to use the net proceeds from the private placement to further fund clinical development and for other general corporate purposes.

“We are pleased to have such a high-quality group of biotech investors committing to the long-term support of Cue as we build our company and advance our portfolio targeting functional cures across immunological disorders,” said Shao-Lee Lin, M.D., Ph.D., chief executive officer, president and board director of Cue Biopharma. “We look forward to our upcoming clinical milestones, including data from Ascendant Health’s ongoing Phase 2 CSU study in China, which is expected by the end of the third quarter of 2026.”

The securities being issued and sold in the private placement, including the shares of common stock underlying the pre-funded warrants, have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, these securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. Concurrently with the execution of the securities purchase agreement, the Company and the investors entered into a registration rights agreement pursuant to which the Company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock sold in the private placement and the shares of common stock underlying the pre-funded warrants sold in the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

About Cue Biopharma

Cue Biopharma (Nasdaq: CUE) is a clinical stage biopharmaceutical company focused on advancing a portfolio of potentially transformative therapies aimed at enabling functional cures across immunological disorders. Its lead asset is a novel anti-IgE antibody with a dual-mechanism of action, currently in Phase 2 development for allergic diseases. In addition, Cue developed the Immuno-STAT® platform which selectively targets disease-specific T cells in vivo without broad immune modulation. Its lead autoimmune candidate, CUE-401, is advancing towards Phase 1 and was designed to regulate inflammation and drive Treg-mediated tolerance. Cue is led by an experienced management team with deep expertise in identifying, acquiring, and advancing promising drug candidates.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, those regarding: the expected closing of, and anticipated use of proceeds from, the private placement and the company’s anticipated clinical milestones. Forward-looking statements, which are based on certain assumptions and describe the company’s future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “would,” “could,” “seek,” “intend,” “plan,” “goal,” “project,” “estimate,” “anticipate,” “strategy,” “future,” “likely,” “promise” or other comparable terms, although not all forward-looking statements contain these identifying words. All statements other than statements of historical facts included in this press release regarding the company’s strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Important factors that could cause the company’s actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, market conditions and the satisfaction of customary closing conditions related to the private placement, and the other risks and uncertainties described in the Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of the company’s most recently filed Annual Report on Form 10-K and any subsequently filed Quarterly Report(s) on Form 10-Q. Any forward-looking statement made by the company in this press release is based only on information currently available to the company and speaks only as of the date on which it is made. The company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor and Media Contact

Agnes Lee

Chief Officer of Public and Investor Relations

Marie Campinell

Senior Director, Corporate Communications

ir@cuebio.com

Cue Biopharma, Inc.